AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1998
                                                  REGISTRATION NO. 33-62437

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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

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                     POST-EFFECTIVE AMENDMENT NO. 3 TO
                                  FORM S-4
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

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                         GENERAL SIGNAL CORPORATION
           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        NEW YORK                     38230                    16-0445660
     (STATE OR OTHER           (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF       INDUSTRIAL CLASSIFICATION     IDENTIFICATION NO.)
    INCORPORATION OR              CODE NUMBER)
      ORGANIZATION)

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                            ONE HIGH RIDGE PARK
                        STAMFORD, CONNECTICUT 06904
                               (203) 329-4100
            (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
     INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

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                        CHRISTOPHER J. KEARNEY, ESQ.
                        VICE PRESIDENT AND SECRETARY
                         GENERAL SIGNAL CORPORATION
                          700 TERRACE POINT DRIVE
                       MUSKEGON, MICHIGAN 49443-3301
                               (616) 724-5000
         (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                 INCLUDING AREA CODE, OF AGENT FOR SERVICE)

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                       RECENT EVENTS: DE-REGISTRATION

     The Registration Statement on Form S-4 (Registration No. 33-62437) (the "Registration Statement") of General Signal Corporation, a New York corporation ("General Signal"), pertaining to shares of common stock, par value $1.00 per share (the "General Signal Common Stock"), and the accompanying common stock purchase rights (the "Rights"), of General Signal to which this Post-Effective Amendment relates, was filed with the Securities and Exchange Commission on September 7, 1995 and declared effective. The Registrant also filed with the Securities and Exchange Commission a Post-Effective Amendment on Form S-8 to the Registration Statement (Registration No. 33-62437-01) and a Post-Effective Amendment on Form S-3 to the Registration Statement (Registration No. 33-62437-02). The Registration Statement and its Post-Effective Amendments are referred to herein as the "Registration Statements".

     On October 6, 1998 (the "Effective Time"), pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 19, 1998, among SPX Corporation, a Delaware corporation ("SPX"), SAC Corp., a Delaware corporation and a wholly owned subsidiary of SPX (renamed General Signal Corporation immediately following the Effective Time) ("New General Signal"), and General Signal, General Signal was merged with and into New General Signal (the "Merger"), with New General Signal as the surviving corporation. Under the terms of the Merger Agreement, each outstanding share of General Signal Common Stock (including the Rights) was converted into, at the election of the General Signal stockholder, the right to receive either (i) $45.00 in cash, without interest, or (ii) 0.6977 of a share of common stock, par value $10.00 per share, of SPX ("SPX Common Stock") or (iii) $18.00 in cash, without interest, and 0.4186 of a share of SPX Common Stock, in each case subject to proration to ensure that 60% of the outstanding shares of General Signal Common Stock were exchanged for shares of SPX Common Stock and 40% of the outstanding shares of General Signal Common Stock were exchanged for cash. In addition, pursuant to the Merger Agreement, (a) all outstanding options to purchase General Signal Common Stock, whether or not vested or exercisable as of the Effective Time, were canceled and, in lieu thereof, each holder became entitled to receive a cash payment equal to the product of (i) the number of shares previously subject to such options and (ii) the excess of $45.00 over the exercise price per share subject to such options, and (b) all outstanding restricted shares of General Signal Common Stock, unvested as of the Effective Time, were canceled and, in lieu thereof, each holder became entitled to receive a cash payment equal to the product of (i) $45 and (ii) the number of unvested restricted shares held by such holder immediately prior to the Effective Time.

     As a result of the Merger, General Signal has terminated all offerings of General Signal Common Stock (including the Rights) pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by General Signal in the Registration Statements to remove from registration by means of a post-effective amendment any shares of General Signal Common Stock (including the Rights) which remain unsold at the termination of the offering, General Signal hereby removes from registration all shares of General Signal Common Stock (including the Rights) under the Registration Statements which remain unsold.


                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Muskegon, State of Michigan, on October 29, 1998.

                                          General Signal Corporation, as
                                          successor to
                                          the Registrant in the Merger


                                          By:  /s/ Christopher J. Kearney
                                              ----------------------------
                                              Christopher J. Kearney
                                              Vice President and Secretary


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons (who include all members of the Board of Directors) in the capacities indicated on October 29, 1998.

            SIGNATURE                         TITLE *
            ---------                         -------

      /s/Patrick J. O'Leary
   _________________________      Director and President (Principal Executive
       Patrick J. O'Leary         Officer)

   /s/Christopher J. Kearney
   _________________________      Director
     Christopher J. Kearney

      /s/Arthur R. Cross
   _________________________      Director, Vice President and Treasurer
         Arthur R. Cross          (Principal Financial and Accounting Officer)


* All of the signatories are officers and/or directors of General Signal Corporation, a Delaware corporation, the successor to the Registrant in the Merger.